UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

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                                                        SEC USE ONLY
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                                                    DOCUMENT SEQUENCE NO.
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                                                        CUSIP NUMBER
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ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1 (a) NAME OF ISSUER (Please type or print)         (b) IRS IDENT. NO.      (c) S.E.C. FILE NO.       WORK LOCATION

      ONEIDA, LTD.                                  15-0405700              1-5452
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1 (d) ADDRESS OF ISSUER  STREET     CITY      STATE       ZIP CODE                                    (e) TELEPHONE NO.
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      163-181 Kenwood Avenue,       Oneida    New York    13421                                       AREA CODE    NUMBER
                                                                                                      ------------------------------
                                                                                                      315          361-3000
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT   (b) IRS IDENT. NO   (c) RELATIONSHIP TO ISSUER   (d) ADDRESS STREET  CITY  STATE  ZIP CODE
      THE SECURITIES ARE TO BE SOLD

      SILVER POINT CAPITAL, L.P.         22-3849636          None                         2 Greenwich Plaza, Greenwich, CT 06830
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
INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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3 (a)           (b)                                   (c)               (d)          (e)               (f)             (g)
Title of the    Name and Address of    SEC USE ONLY   Number of Shares   Aggregate   Number of Shares    Approximate   Name of Each
  Class of      Each Broker Through                    or Other Units      Market     or Other Units     Date of Sale   Securities
 Securities     Whom Securities are    Broker-Dealer     To Be Sold        Value       Outstanding      (See instr.      Exchange
 To Be Sold     to be Offered or        File Number     (See instr.     (See instr.     (See instr.         3(f))       (See instr.
                Each Market Maker                         3(c))            3(d))           3(e))        (MO. DAY YR.)     3(g))
                who is Acquiring
                the Securities
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Common        1. Merrill Lynch
                 20 Vesey Street,
                 New York, NY 10080
              2. Jeffries & Co.
                 Metro Center,
                 1 Station Place,
                 3 North
                 Stamford, CT 06902
              3. CRT Capital Group
                 262 Harbor Drive,
                 2nd Floor                                                                               08/11/2005 -
                 Stamford, CT 06902                      466,320        $1,259,064       46,632,000       11/10/2005         N/A
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

INSTRUCTIONS:

1.    (a)    Name of issuer

      (b)   Issuer's I.R.S. Identification Number

      (c)   Issuer's S.E.C. file number, if any

      (d)   Issuer's address, including zip code

      (e)   Issuer's telephone number, including area code

2.    (a)   Name of person for whose account the securities are to be sold

      (b) Such person's I.R.S. identification number, if such person is an entity

      (c) Such person's relationship to the issuer (e.g., officer, director, 10% Stockholder, or member of immediate family of any of the foregoing)

      (d)   Such person's address, including zip code

3.    (a)   Title of the class of securities to be sold

      (b) Name and address of each broker through whom the securities are intended to be sold

      (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)

      (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice

      (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer

      (f)   Approximate date on which the securities are to be sold

      (g) Name of each securities exchange, if any, on which the securities are intended to be sold

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                SEC 1147 (01-04)

                         TABLE I - SECURITIES TO BE SOLD

    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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                                                                  Name of Person
                                                                from Whom Acquired      Amount of
Title of      Date you                                          (If gift, also give    Securities      Date of       Nature of
the Class     Acquired     Nature of Acquisition Transaction    date donor acquired)    Acquired       Payment        Payment
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
Common Stock  07/23/2004-  Acquired through recapitalization          Issuer        1,485,000 Shares  08/09/2004   Recapitalization
              08/09/2004   of debt securities on 08/09/2004                                                        of Issuer's debt
                                                                                                                    securities
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

INSTRUCTIONS:  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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                                                                               Amount of
Name and Address of Seller    Title of Securities Sold      Date of Sale    Securities Sold       Gross Proceeds
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

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

REMARKS




INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are Required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The persons for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

                                        Silver Point Capital, LP
                                        by: Silver Point Capital Management, LLC
                                            its General Partner

                                        by: /s/ Frederick M. Fogel
                                            ----------------------
                                        Name: Frederick M. Fogel
          August 11, 2005               Its:  Authorized Signatory
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          DATE OF NOTICE                              (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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  ATTENTION: Intentional misstatements or omission of facts constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001)
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                                                                SEC 1147 (01-04)